UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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NGAS Resources, Inc.
(Name of Registrant as Specified in its Charter)
and
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NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

Notice of Annual
Meeting of Shareholders
          An annual general meeting of shareholders of NGAS Resources, Inc. (the “Company”) will be held at 2:00 p.m. (Vancouver, British Columbia time) on June 29, 2006 at 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 2T6, for the following purposes:
1.	To fix the size of our board of directors.

2.	To elect directors.

3	To approve the issuance of common shares under our convertible notes.

4.	To ratify the appointment of auditors for 2006.

5.	To transact any other business that may be properly brought before the meeting.
          Our board of directors has fixed the close of business on May 1, 2006 as the record date for determining shareholders entitled to vote at the meeting and any adjournment. A list of our shareholders as of the record date will be available for inspection at least ten days prior to the meeting during normal business hours at our offices in Lexington, Kentucky.
          If you were a registered holder of our common stock at the close of business on the record date, you are entitled to notice of the meeting and to vote on the matters to be acted on at the meeting. If any shareholder transfers shares after the record date and the transferee, at least 48 hours before the meeting, produces properly endorsed share certificates to our corporate secretary or transfer agent or otherwise establishes ownership of the shares, the transferee may vote the shares.
          You are cordially invited to attend the meeting in person. Your vote is important. If you do not plan to attend the meeting , please complete, sign and date the accompanying proxy card and return it before the meeting in the envelope provided. You may also vote by faxing your signed proxy card to our transfer agent, placing a toll-free telephone call or using an Internet voting service described in the accompanying proxy statement.

Lexington, Kentucky May [2], 2006	BY ORDER OF THE BOARD OF DIRECTORS

William S. Daugherty
Chairman of the Board, President and Chief Executive Officer

NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

Proxy Statement
The 2006 Annual Meeting
General
          This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at our annual general meeting to be held at 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 2T6, at 2:00 p.m. (Vancouver, British Columbia time) on June 29, 2006. This proxy statement and the accompanying proxy card and copy of our annual report for 2005 are being mailed on or about May [3], 2006 to holders of record of our common stock.
Who Can Vote
          Only shareholders of record as of May 1, 2006, the record date for the meeting, are entitled to vote at the meeting. If you acquired your shares after the record date, you can vote them by producing properly endorsed share certificates to our corporate secretary or transfer agent or otherwise establishes ownership of the shares at least 48 hours before the meeting.
How to Vote
          Most shareholders can vote their shares one of four ways:
•	placing a toll-free telephone call from the U.S. or Canada to 1.888.tel.vote (1.888.835.8683);

•	faxing the signed proxy card to our transfer agent at 1.604.689.8144;

•	using the Internet at www.stocktronics.com/webvote; or

•	mailing the signed proxy card in the envelop provided with these proxy materials.

          The procedures for using the telephone or Internet to vote your shares are designed to authenticate your identity as a record holder and to accurately record your vote on each proposal. Your proxy card or materials forwarded by your broker or other nominee has more information about these options. If you mail or fax your proxy card instead of using the telephone or Internet, it must be received by our stock transfer agent, Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, British Columbia V6C 2T6, at least two business days before the meeting.
Quorum Requirements
          As of the record date, there were [21,445,942] shares of our common stock issued and outstanding. Each share of common stock has the right to one vote on each matter that properly comes before the meeting. The holders of at least one-third of the outstanding common shares, present in person or by proxy, will constitute a quorum for conducting the meeting.
Voting Requirements
          Passage of the voting items for the size of our board, the issuance of common shares under our convertible notes and the ratification of auditors require approval by a majority of the votes cast the meeting, in person or by proxy. Directors are elected by plurality votes. All shares represented at the meeting by properly executed or authenticated proxies will be voted as specified. If no specification is made on any voting item, they will be voted FOR the item. If your shares are held in “street name” by a broker, bank or other nominee, they should give you instructions for voting the shares. Usually, they will vote the shares at your direction. Your broker or other nominee may refrain from voting on non-routine voting items if you do not tell them how to vote your shares. In that case, they will be treated as broker nonvotes. Any broker nonvotes will count for the quorum requirement but not for approval or disapproval of any voting item.
Revocation of Proxies
          A shareholder who has given a proxy may revoke it at any time before its use by delivering a new signed proxy or a written revocation to us or our transfer agent no later than two business days before the meeting or by personally attending the meeting and voting in person.
Proxy Materials
          Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. We will also honor requests from nominees and shareholders for additional copies of our 2005 annual report. Requests should be made in writing to NGAS Resources, Inc., Shareholder Services, 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, or by calling us at (859) 263-3948. This proxy statement and our 2005 annual report are also available on our website at www.ngas.com.
Cost of Proxy Solicitation
          The cost of soliciting proxies for our 2006 annual meeting of shareholders will be borne by the Company. We have retained ___to assist in the solicitation for a fee of $[7,500] plus out-of-pocket expenses. Proxies may also be solicited by our management by mail, personally or by telephone. Will request banks, brokers and other nominees or fiduciaries to forward proxy materials to the beneficial owners for their voting instructions and will reimburse the expenses they incur for that purpose.
Householding
          We are permitted by rules of the Securities and Exchange Commission (“SEC”) to use a procedure called “householding” to avoid the costs of mailing duplicative sets of proxy materials to holders of our common stock who share the same last name and address. If you are currently receiving multiple copies of proxy materials and would like to request householding, please contact our transfer agent. Shareholders with different first names or account names who request householding will continue to receive separate proxy cards.

Voting Item 1 — Fixing the Size of the Board
General
          We are organized under the corporate laws of British Columbia, which requires the size of the board of directors to be fixed by general resolution at each annual meeting of shareholders. The board can expand its size during the ensuring year by no more than one-third. In 2004, our board added a new member, increasing the board to its current size of four directors. The board expects to maintain this size for the ensuring year, subject to its authority to add one additional member prior to the next annual meeting of shareholders.
Vote Required
          Approval of Voting Item — 1 requires the affirmative vote by holders of a majority of our common shares voting on the proposal in person or by proxy. The board recommends that you vote “FOR” the proposal to fix the size of our board of directors at four members for the ensuring year.
Voting Item 2 — Election of Directors
General
          The term of office for each of our incumbent directors expires at the 2006 annual shareholders meeting. Each director elected at the meeting will hold office until the next annual meeting of shareholders or until his successor is elected or appointed.
Nominees
          The following incumbent directors have been nominated for reelection at the meeting. A summary of their business experience and background is set forth below. Additional information about the activities of our board during 2005 is provided under the caption “Additional Information About the Board.”
          William S. Daugherty, age 51, has served as the our President, Chief Executive Officer and member of our board of directors since September 1993, as well as our Chairman of the Board since 1995. He is also the Chairman of our operating subsidiary, Daugherty Petroleum, Inc. (“DPI”), having served as its President from 1984 until September 2005. Mr. Daugherty currently serves as the Governor of Kentucky’s Official Representative to the Interstate Oil and Gas Compact Commission and as a member of the Board of Directors of the Independent Petroleum Association of America. He is a past president of the Kentucky Oil and Gas Association and the Kentucky Independent Petroleum Producers Association. Mr. Daugherty holds a B.S. Degree from Berea College, Berea, Kentucky.
          James K. Klyman, age 51, has served as a member of our board of directors and various committees of the board since May 1992. For the past ten years, he has worked in various executive capacities with computer software firms specializing in digital media, computer and electronic arts. Mr. Klyman received a B.A. Degree from York University in Toronto, Canada.
          Charles L. Cotterell, age 81, has served as a member of our board of directors and various committees of the board since June 1994. Mr. Cotterell has been involved in the natural resources industry and has participated in the natural gas and oil industries in Western Canada and the United States, particularly in Kentucky, for over 40 years. He is a past Vice President of Konal Engineering Co., Ltd., a former director of Mariner Mines, Ltd., Nordustrial, Ltd., Goliath Boat Co. and Dominion Power Press Equipment Co., Ltd., as well as the past President of Smith Press Automation Co., Ltd.
          Thomas F. Miller, age 60, has served as a member of our board of directors and various committees of the board since April 2004. In February 2003, he joined Rural Development and Finance Corporation, a provider of housing development and community loans in the border region of Texas and on Indian reservations in Montana, serving as Chief Operating Officer since December 2003. Prior to joining that organization, he served for two years, beginning in April 2001, as Senior Vice President of Low Income Investment Fund, a provider of investment capital for affordable housing and community facilities. From 1973 through 2001, Mr. Miller was engaged in various economic development, job creation and poverty reduction projects, initially with Kentucky Highland Investment Corporation, a development venture capital group focused in Appalachian Kentucky, where he served as President for ten years, followed by fifteen years of service with the Ford Foundation both in the United States and East Africa. Before entering project finance, Mr. Miller was employed by Arthur Andersen & Co. for five years, receiving his CPA certificate in 1972. He holds a B.A. Degree from Marietta College, Marietta, Ohio.

was employed by Arthur Andersen & Co. for five years, receiving his CPA certificate in 1972. He holds a B.A. Degree from Marietta College, Marietta, Ohio.
Vote Required
     Under our governing instruments, the four nominees for directors receiving the greatest number of votes cast will be elected as directors. The board recommends that shareholders vote “FOR” the nominees.
Voting Item 3 — Approval of Common Share Issuance under Convertible Notes
Background
     On December 14, 2005, we issued $37 million principal amount of our 6% convertible notes and common stock purchase warrants to six institutional investors in a private placement. The notes are convertible into our common stock at a conversion price of $14.34 per share. The warrants are exercisable at $13.04 per share for a period expiring on August 11, 2006. The conversion price of the notes and exercise price of the warrants are subject to anti-dilution adjustments that could have the effect of increasing the total shares issuable upon their conversion or exercise. Additional shares could also be issued under provisions of the notes and the securities purchase agreement for the private placement (the “note financing agreement”) that allow us to make certain interest and redemption payments in cash or common shares and allow the investors to participate in certain future financings.
     Our common stock is listed on the Nasdaq National Market and is subject to the Nasdaq Marketplace Rules. The listing requirements under Nasdaq Marketplace Rule 4350 require shareholder approval for private placements that could involve 20% or more of a listed company’s shares. To ensure compliance with Nasdaq rules, the note financing agreement limits the total common shares issuable under the notes and warrants to 19.99% of our shares outstanding on the date of the agreement (the “Share Ceiling”). The agreement also requires us to use our best efforts to obtain shareholder approval for future common share issuances under the note financing agreement, which will have the effect of eliminating the Share Ceiling.
Basic Terms
     We entered into the note financing agreement with the investors on December 13, 2005. As of that date, we had a total of 20,449,718 common shares issued and outstanding. Based on 19.99% of that share count, the Share Ceiling for purposes of the note financing agreement is 4,087,898 shares of our common stock. Under the terms of the note financing agreement, the conversion price of the notes was established at 110% of the volume weighted average price of our common stock for the five trading days preceding the date of the agreement, or $14.34 per share. The exercise price of the warrants was established at 100% of that average price, or $13.04 per share. At these prices, exercise of all the warrants would result in the issuance of 945,809 shares of our common stock, and conversion of all the notes would result in the issuance of 2,580,195 common shares. Together, this amounts to 17.2% of the common shares issued and outstanding on the date of the note financing agreement.
Anti-Dilution Adjustments
     The conversion price of the notes and exercise price of the warrants are subject to anti-dilution adjustments for any recapitalization transaction and for any issuance of common stock or rights to acquire common stock for consideration less than the prevailing conversion price or exercise price. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved incentive plans, in a public offering for more than $30 million or in business acquisitions or strategic transactions involving less than 20% of the outstanding common stock in any twelve-month period. Until shareholder approval is obtained for this Voting Item 3, the notes will not be convertible to the extent that adjustments to their conversion price from dilutive issuances would increase the total shares issuable under the notes and warrants above the 19.99% Share Ceiling.
Interest On Notes
     Interest on outstanding notes at the rate of 6% per annum is payable quarterly in cash. During the continuance of any event of default under the notes, interest is payable at a default rate of 12% per annum. Upon any conversion of the notes, interest accrued through the conversion date is payable on that date. In addition, under the terms of the notes, if a holder elects to convert a note before the second anniversary of the issuance date, unless the prevailing market price of our common stock exceeds 160% of the conversion price, the holder will be entitled to a payment from us equal to the difference between two years’ interest on the converted note and the interest already paid on the note. We may elect to make the payment in cash or in common shares, valued for that purpose at 92.5% of their prevailing market price (or 90% if the market price is less than $1.00 per share).
Registration Rights
     As part of the note private placement, we entered into a registration rights agreement with the investors. It requires us to use our best efforts to register the resale of shares issuable under the notes and warrants for the accounts of the holders. On January 9, 2006, we filed a registration statement on Form S-3 with the SEC covering the resale of the shares from time to time by the holders in accordance with our undertakings in the registration rights agreement. The registration statement was declared effective by the SEC on March 22, 2006. The registration rights agreement requires us to bear all expenses in connection with the registration and sale of the shares, other than underwriting discounts and selling commissions. We have also agreed to indemnify the holders against certain liabilities, including liabilities under the Securities Act of 1933.
Participation Rights
     The note financing agreement provides the investors with participation rights for up to 50% of the securities offered in certain financing transactions we may undertake during a period of 18 months after the issuance date of the notes. These participation rights will not apply to any public offering for more than $30 million or any business acquisitions or strategic transactions involving less than 20% of our outstanding common stock in any twelve-month period. Under the Nasdaq Marketplace Rules, any common shares acquired or deemed to be acquired by our note holders upon exercise of their participation rights could be aggregated with the shares issuable under their notes and warrants. Accordingly, by eliminating the Share Ceiling, shareholder approval of Voting Item 3 could have the effect of enabling note holders to exercise participation rights that would otherwise be unavailable.
Redemption of Notes
     At the Option of the Company. After the second anniversary of the note issuance date, if the prevailing market price of our common stock exceeds 160% of the conversion price of the notes, we may call all or part of any unconverted note for redemption at a price equal to its principal amount plus accrued and unpaid interest. Under the terms of the notes, holders will have the right to convert their notes during a period of not less than ten trading days after the date of our notice of redemption.
     At the Option of the Holders. Upon any event of default or any change of control, the notes are redeemable at the option of the holders in cash at a default rate equal to 125% of their principal amount or at a change of control rate equal to the greater of 110% of their principal amount or 110% of the consideration that would be received by the holder for the underlying shares in the change of control transaction. A change of control is defined in general as a merger, sale or other transaction involving a change in ownership of 50% or more of our voting shares. Events of default include any delisting of the common stock, any failure to pay note interest or principal, honor conversion requests or satisfy ongoing registration requirements, any other material breach of the note financing agreement or registration rights agreement, any default for over $100,000 on other obligations and the occurrence of certain insolvency-related events.
     At Maturity. The notes will mature on December 15, 2010. Any notes that are neither converted nor redeemed prior to maturity will be repayable in cash or in common shares, valued for that purpose at 92.5% of their prevailing market price (or 90% if the market price is less than $1.00 per share), plus accrued and unpaid interest.
Reasons for Shareholder Approval
     If obtained, shareholder approval of Voting Item — 3 for common share issuances under the note financing agreement will eliminate the existing Share Ceiling. If not obtained, we will be required under the note financing agreement to resubmit the proposal at subsequent annual or special meetings of our shareholders. The note financing agreement and other documents for the private placement are included as exhibits to our current report on Form 8-K filed with the SEC on December 14, 2005. You may obtain copies of these documents from us at no charge upon request. See “Where You Can Find More Information.”
Vote Required
     Approval of the Voting Item — 3 for common share issuances under the note financing agreement requires the affirmative vote by holders of a majority of our common shares voting on the proposal in person or by proxy. The board recommends that you vote “FOR” the proposal to approve future issuances of common shares under the note financing agreement.
Voting Item 4 — Ratification of Auditors
Background
     Until recently, we were required by the laws of British Columbia, where we are incorporated, to prepare our consolidated financial statements in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) and to engage independent registered Canadian accountants to audit our financial statements. For each year from 1992 through 2005, our consolidated financial statements have been prepared under Canadian GAAP and audited by Kraft, Berger, Grill, Schwartz, Cohen & March, LLP (“Kraft Berger”), a firm of chartered accountants based in Toronto, Ontario. Because all of our operations are conducted in the United States through our wholly owned subsidiary, DPI, and through subsidiaries of DPI, we also prepare consolidating financial statements for DPI and its subsidiaries in accordance with accounting principles (“U.S. GAAP”) and auditing standards (“U.S. “GAAS”) generally accepted in the United States of America. For each year from 1998 through 2005, those financial statements have been audited by Hall, Kistler & Company LLP (“Hall Kistler”), a firm of certified public accountants headquartered in Canton, Ohio.
     Recent changes in Canadian federal law and the laws of British Columbia now permit publicly held companies that file reports under the Securities Exchange Act of 1934 (“reporting companies”) to elect U.S. accounting principles and engage U.S. auditors under certain conditions. In view of these changes, the audit committee of our board of directors undertook an evaluation during 2005 on the feasibility and advisability of adopting U.S. GAAP at the holding company level and engaging Hall Kistler to audit the Company’s consolidated financial statements for 2006 under U.S. GAAS. The committee considered that the only differences in accounting principles that have historically affected the Company’s consolidated financial statements involve reporting of other comprehensive income under U.S. GAAP and the carrying value of an investment in municipal bonds, neither of which had a material effect on our reported financial condition or results for prior periods or would require any restatement of previously issued financials, which include reconciliations between these items under Canadian GAAP and U.S. GAAP. The committee also considered that adoption of the initiative for future audit cycles would eliminate the costs and complexities of separate accounting principles and auditors at the holding and operating company levels.
     During the fourth quarter of 2005, at the direction of our audit committee, we requested Hall Kistler to advise us whether it satisfied certain qualification standards that are required under the laws of British Columbia to implement the reporting company exemption. We were subsequently advised by Hall Kistler upon its completion of those qualification procedures. On March 13, 2006, we filed our 2005 annual report with the SEC, which includes an unqualified opinion of Kraft Berger on our consolidated financial statements for periods covered by the report, as well as an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2005. Effective on April 5, 2006, the audit committee of our board of directors authorized the initiative to adopt U.S. GAAP and engage Hall Kistler as our principal independent accountants for the 2006 audit cycle at the holding company level, subject to ratification by our shareholders. We contemporaneously advised Kraft Berger and Hall Kistler on our adoption of the initiative.
Absence of Disagreements or Reportable Events
     On April 5, 2006, we filed a current report on Form 8-K on with the SEC to disclose our election to change the principal accountants responsible for auditing our consolidated financial statements for 2006. In accordance with SEC rules on the change of principal auditors, we confirmed in our current report that during the years ended December 31, 2005 and 2004 and the interim period during 2006 prior to the date of the report, there were no disagreements with Kraft Berger on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Kraft Berger, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on our consolidated financial statements for those periods. Our current report also confirmed that there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K during those periods.
Engagement of Hall Kistler
     On April 5, 2006, we engaged Hall Kistler as our independent accountant to audit our consolidated financial statements for 2006 at the holding company and operating company levels. During the years ended December 31, 2005 and 2004 and the interim period during 2006 prior to the date of the engagement, we did not consult Hall Kistler regarding the application of accounting principles at the holding company level to a specific completed or contemplated transaction or the type of audit opinion that might be rendered by Hall Kistler on our consolidated financial statements, and Hall Kistler did not provide any written or oral advice that was an important factor considered by us in reaching a decision on any such accounting, auditing or financial reporting issue.
Vote Required
     Ratification of Hall Kistler to act as our principal independent public accountants for 2006 requires the affirmative vote by holders of a majority of our common shares voting in person or by proxy at the meeting. The board recommends that shareholders vote “FOR” the proposal to ratify the Company’s engagement of Hall Kistler to audit our consolidated financial statements for 2006.
Independent Auditor Fees and Services
Prior Audit Fees and Services
     The following table shows the fees we were billed for professional services rendered by Kraft Berger for each of the last two years. Kraft Berger did not provide any information technology or other products or services to us in the last two years, and we did not incur any fees for any of their products or services for those years except as listed below.

	Year Ended December 31,
	2005	2004
Audit fees(1)	$129,839	$59,681
Audit related fees(2)	—	—
Tax fees(3)	5,562	4,970

(1)	Reflects professional fees billed for the audit of our consolidated financial statements and review of our quarterly condensed consolidated financial statements, but does not include additional fees of $65,370 for 2005 and $56,800 for 2004 for audits of our United States operations by Hall Kistler.

(2)	Reflects fees, if any, for assurance and consulting services related to the audit of our consolidated financial statements and reviews of our quarterly condensed consolidated financial statements.

(3)	Reflects tax compliance fees for the preparation of Canadian tax returns and consulting fees for tax planning services.
Audit Committee Pre-Approval Policies and Procedures
     Our audit committee annually reviews and pre-approves the audit, review and permitted non-audit services to be provided during the next audit cycle by the Company’s independent auditor. As part of that process, the audit committee reviews and approves a budget for each of those services. The pre-approval covers the term of the annual audit cycle. If any additional services or increases in a pre-approved budget are proposed during the term of an audit cycle, they are subject to further review and pre-approval procedures by the audit committee. As part of its annual or interim pre-approval process for these services and fees, the audit committee requires confirmation from the independent auditor whether, in its view, the services are consistent with applicable auditor independence requirements. The engagement of Hall Kistler for the audit of our consolidated financial statements for 2006 was approved by the audit committee of our board of directors, subject to ratification by our shareholders. The audit committee’s approval covered audit fees we will incur for these services from Hall Kistler for 2006.

Report by the Audit Committee
     The audit committee oversees our internal controls and financial reporting process on behalf of the board. Management has the primary responsibility for the preparation of financial statements and the establishment and maintenance of the system of internal controls. The system is designed to provide reasonable assurance on the reliability of financial reporting, effectiveness of operations and compliance with applicable accounting and regulatory standards. In fulfilling its oversight responsibilities, the audit committee reviews the effectiveness of internal controls, the quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In conducting its review for the 2005 audit cycle, the committee discussed these issues with management and our independent auditors. The audit committee also reviewed the written disclosures and letter from the auditors required by Independence Standards Board Standard No. 1 and held discussions with our auditors, with and without the presence of management, on the matters involving auditing standards covered under that Standard and by the Statement of Auditing Standards No. 61, as well as the results of their audit and the overall quality of our financial reporting. Based on its review and discussions on our 2005 audit cycle, the audit committee recommended to the board that the audited consolidated financial statements for the year ended December 31, 2005 be included in our 2005 annual report on Form 10-K for filing with the SEC.

This report for the year ended December 31, 2005
has been approved by the following
members of the audit committee:	Charles L. Cotterell	James K. Klyman	Thomas F. Miller
Additional Information About the Board
Actions by the Board in 2005
     During 2005, our board of directors took action, either at meetings or by consent, on a total of 14 occasions. No director attended or participated in fewer than 75% of those meetings or actions by consent.
Compensation of Directors
     No cash fees were paid to our directors during 2005. In lieu of cash fees, each of our outside directors participates in our Incentive Stock and Stock Option, which was approved by our shareholders at the 2004 annual meeting. See “Management — Stock Awards and Options.” Under that plan, Messrs. Cotterell and Klyman received stock awards during 2005 for 3,000 shares with a market value of $21,120 on the date of issuance, and Mr. Miller received a stock award for 4,000 shares with a market value of $28,160 on that date. Each of our outside directors also received options during 2005 to purchase 10,000 common shares at an exercise price $7.04 per share. We also reimburse our outside directors for the expenses they incur in attending meetings of the board or its committees.
Independent Directors
     Our board has determined that three of its members, Charles L. Cotterell, James K. Klyman and Thomas F. Miller, meet the criteria for independence under Nasdaq Marketplace Rule 4200(A)(15). These independent directors comprise a majority of our board and each committee on which they serve.
Nominating and Corporate Governance Committee
     The nominating and corporate governance committee of our board of directors is responsible for recommending nominees for election to the board by our shareholders and candidates to fill any vacancies on the board between annual meetings of shareholders. The committee is also responsible for developing corporate governance principles and overseeing the board’s self-evaluation process. The committee is comprised of Charles L. Cotterell and James K. Klyman. During 2005, the nominating committee held one meeting.

Audit Committee
     The audit committee of our board of directors oversees our internal controls and financial reporting process. During 2005, the audit committee held five meetings. The committee is comprised of Charles L. Cotterell, James K. Klyman and Thomas F. Miller. Mr. Miller serves as audit committee financial expect. The board has determined that Mr. Miller meets the financial expert criteria adopted by the SEC for financial accounting experience and expertise.
Compensation Committee
     The compensation committee of our board of directors is responsible for recommending compensation levels for officers of the Company. The committee is comprised of Charles L. Cotterell and James K. Klyman. During 2005, the compensation committee held six meetings.
Committee Charters
     Our board has adopted an audit committee charter and a nominating and corporate governance charter in accordance with Nasdaq listing standards. You may obtain a copy of these committee charters from us without charge. Printable versions are also available on our website. See “Where You Can Find More Information.”
Compliance with Section 16(a) of the Exchange Act
     Based on a review of reporting forms filed with the SEC to disclose changes in beneficial ownership of our common stock, none of our directors or executive officers failed to file any required reports on a timely basis during 2005.
Code of Ethics
     Our board has adopted a written code of ethics that applies to our senior management in accordance with SEC regulations. A copy of our code of ethics is available from us without charge upon request. See “Where You Can Find More Information.”
Stock Performance Graph
     The following performance graph was prepared by [Value Line, Inc.] for use in this proxy statement. In accordance with SEC rules, the data used for the graph was based on the assumptions that:
     • $100 was invested at the end of December 1999 in the Company’s common stock, the                                          Index and a peer group of independent exploration and production companies comprised of                     ,                     ,                     ,                      and                      (the “peer group”);
     • Dividends are reinvested on the ex-dividend date; and
     • Investments in the peer group are weighted based on the market capitalization of each company within the peer group at the beginning of each year; and

COMPARATIVE TOTAL RETURNS
Comparison of Five-Year Cumulative Total Returns
NGAS Resources, Inc., _____ Index and Peer Group
(Performance Results December 31, 1999 through December 31, 2005)
[To be added]

	1999	2000	2001	2002	2003	2004	2005
NGAS Resources, Inc.	$	$	$	$	$	$	$
_____ Index
Peer Group

Management
Executive Officers
     The following table lists our executive officers, together with their ages as of the date of this proxy statement and their tenure with the Company.

			Officer or
			Director
Name	Age	Position	Since
William S. Daugherty	51	Chairman of the Board, President and Chief Executive Officer	1993
William G. Barr III	56	Vice President	2004
D. Michael Wallen	51	Vice President	1995
Michael P. Windisch	31	Chief Financial Officer	2002
     Information about Mr. Daugherty is provided above under the caption “Voting Item 2 — Election of Directors.” A summary of the business experience and background of our other executive officers is set forth below.
     William G. Barr III has served as a Vice President of the Company since 2004 and as a Vice President of our operating subsidiary, DPI, between 1993 and September 2005, when he was appointed as Chief Executive Officer of DPI. Mr. Barr has more than 30 years’ experience in the corporate and legal sectors of the oil and gas industry, having served in senior management positions in oil and gas exploration and production companies and as an attorney with a significant natural resource law practice. Mr. Barr currently serves as Governing Member Trustee for the Energy & Mineral Law Foundation. He also serves as President—Elect of the Kentucky Oil and Gas Association. (“KOGA”) and as a member of its Board of Directors and Chairman of its Legislative Committee, as well as Vice Chairman of the Kentucky Gas Pipeline Authority. Mr. Barr received his Juris Doctorate from the University of Kentucky.
     D. Michael Wallen has served as a Vice President of the Company since 1997 and as a Vice President of DPI between 1995 and September 2005, when he was appointed as President of DPI. For six years before joining DPI, he served as the Director of the Kentucky Division of Oil and Gas. Mr. Wallen has more than 25 years’ experience as a drilling and completion engineer for various exploration and production companies. He recently served as President of KOGA and currently serves on its Board of Directors and Executive Committee. He has also served as President of the Eastern Kentucky Section of the Society of Petroleum Engineers and as the Governor’s Representative to the Interstate Oil & Gas Compact Commission. Mr. Wallen holds a B.S. Degree from Morehead State University, Morehead, Kentucky.
     Michael P. Windisch joined the Company in September 2002 as Chief Financial Officer. Prior to that time, he was employed by PricewaterhouseCoopers LLP, participating for five years in the firms’ audit practice. Mr. Windisch is a member of the American Institute of Certified Public Accountants and the Kentucky Society of Certified Public Accountants. He holds a B.S. Degree from Miami University, Oxford, Ohio.
Executive Compensation
     The following table sets forth the total remuneration paid during the last three years to our executive officers who earned over $100,000 in any of those years. None of the named executive officers received perquisites with a value exceeding 10% of their salary and bonus during any of the last three years.

Summary Compensation Table

					Long Term Compensation
					Restricted	Securities (#)
Name and		Annual Compensation			Stock	Underlying
Principal Position	Year	Salary	Bonus	Other(1)	Awards(2)	Option/SARs(3)
William S. Daugherty	2005	$275,000	$275,000	$5,789	20,000	150,000
President and CEO	2004	258,175	$275,000	4,231	25,000	500,000
	2003	185,385	90,000	4,231	110,000	100,000

William G. Barr III	2005	225,000	275,000	3,534	20,000	150,000
Vice President	2004	180,960	275,000	2,582	25,000	500,000
	2003	111,385	90,000	2,582	50,000	100,000

D. Michael Wallen	2005	225,000	275,000	1,820	20,000	150,000
Vice President	2004	207,692	275,000	1,330	25,000	500,000
	2003	135,385	90,000	1,330	110,000	100,000

Michael P. Windisch	2005	110,000	100,000	—	14,000	100,000
Chief Financial Officer	2004	95,096	55,000	—	17,500	375,000
	2003	67,500	15,000	—	25,000	50,000

(1)	Represents assumed interest at a market rate of 6.5% per annum in 2005 and 4.75% per annum in 2004 and 2003 on unsecured, non-interest bearing loans. See “Certain Relationships and Related Transactions.”

(2)	Valued at (i) $7.04 per share for awards of 15,000 shares to Messrs. Daugherty, Barr and Wallen and 10,500 shares to Mr. Windisch on August 18, 2005, (ii) $4.18 per share for awards of 5,000 shares to Messrs. Daugherty, Barr and Wallen and 3,500 shares to Mr. Windisch on January 5, 2005, (iii) $4.48 per share for awards on December 20, 2004, (iv) $1.26 per share for awards of 60,000 shares to Messrs. Daugherty and Wallen on April 2, 2003 and (v) $1.02 per share for awards of 50,000 shares to Messrs. Daugherty, Barr and Wallen and 25,000 shares to Mr. Windisch on January 2, 2003.

(3)	Reflects grants on (i) on August 18, 2005, exercisable after two years at $7.04 per share, (ii) August 30, 2004, exercisable 50% after one year and 100% after two years at $4.09 per share, (iii) February 25, 2004, exercisable at $4.03 per share, of which 200,000 shares vest in February 2009 under certain conditions and the balance vest in one-third annual installments and (iv) January 2, 2003, exercisable at $1.02 per share. See “Management Agreements” below.
Stock Awards and Options
     We maintain three stock plans for the benefit of our directors, officers, employees and, in the case of the second and third plans, certain consultants and advisors. The first plan, adopted in 1997, provides for the grant of options to purchase up to 600,000 common shares at prevailing market prices, vesting over a period of up to five years and expiring no later than six years from the date of grant. The second plan, adopted in 2001, provides for the grant of options to purchase up to 3,000,000 common shares at prevailing market prices, expiring no later than ten years from the date of grant. The third plan, adopted in 2003, provides for the grant of stock awards and stock options for an aggregate of up to 4,000,000 common shares. Stock awards may be subject to vesting conditions and trading restrictions specified at the time of grant. Option grants must be at prevailing market prices and may be subject to vesting requirements over a period of up to ten years from the date of grant.
     The following tables provides information about stock options granted to our named executive officers during 2005 and their exercise of any stock options during the year.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of	% of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year	($/Sh)	Date
William S. Daugherty	150,000	18.1%	$7.04	08/18/10
William G. Barr III	150,000	18.1	7.04	08/18/10
D. Michael Wallen	150,000	18.1	7.04	08/18/10
Michael P. Windisch	100,000	12.0	7.04	08/18/10

(1)	Reflects options granted in August 2005 and vesting after two years from the grant date.
Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year End Option Values

			Number of	Value of
			Shares Underlying	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
	Acquired		Year End (#)	Year End ($)
	upon	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable(1)
William S. Daugherty	—	—	212,500	$1,669,250
			537,500	3,016,250

William G. Barr III	100,000	$493,484	112,500	722,250
			537,500	3,016,250

D. Michael Wallen	100,000	420,503	112,500	722,250
			537,500	3,016,250

Michael P. Windisch	—	—	113,750	867,275
			406,250	2,320,375

(1)	Based on the closing price of $10.49 for our common stock as reported by Nasdaq on December 30, 2005.
Management Agreements
     General. During 2004, the Company entered into change of control agreements, long term incentive agreements and indemnification agreements with Messrs. Daugherty, Wallen, Barr and Windisch. The three types of agreement are summarized separately below.
     Change of Control Agreements. The change of control agreements entitle our named executive officers to severance benefits if their employment is terminated without cause or they resign for good reason following a change of control. For this purpose, a change of control is generally defined as the acquisition of 20% or more of our voting stock by any person or group, the sale or lease of all or substantially all our assets to any person other than a subsidiary or the reconstitution of our board of directors during any period of 12 consecutive months with individuals who were not directors at the beginning of that period or whose nomination was not approved by a majority of the directors in office at the beginning of that period. Cause is defined in the agreements as conviction of a felony of any nature or a misdemeanor involving embezzlement of corporate property. Good reason is generally defined as diminution of the officer’s authority, reduction of his compensation or failure to grant salary increases at least substantially comparable with our other senior executives. The severance benefits amount to four times the officer’s annual compensation, payable in a lump sum or installments at the officer’s election.
     Long Term Incentive Agreements. The long term incentive agreements entitle our named executive officers to incentive awards if they continue to serve as executive officers of the Company until February 25, 2009 or until their employment is terminated without cause or they resign for good reason following a change of control. For this purpose, a change of control, a termination without cause or a resignation for good reason have the same definitions used in their change of control agreements described above. The long term incentive awards amount to a cash bonus of one times the officer’s annual compensation, payable in a lump sum or installments at his election, and vesting of options issued to each officer under our 2001 stock option plan, covering 200,000 common shares at an exercise price of $4.03 per share, representing the closing price of our common stock on the date of the long term incentive agreements. See “Stock Options” above.
     Indemnification Agreements. The indemnification agreements entitle our named executive officers to advancement or reimbursement of their legal expenses, to the fullest extent permitted by law, if they are involved in litigation as a result of performing services for the Company or other enterprise at its request. The right to indemnification under the agreements is conditioned on the meeting a specified standard of care, generally requiring the officer to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.
Compensation Committee Report
     The Company’s executive compensation reflects market levels of cash compensation, augmented with equity incentives designed to attract and retain qualified executives with interests, as co-owners, identical to those of our unaffiliated shareholders. The board’s objective, reflected in recommendations by the compensation committee, is to match these compensation components with the achievements of the individual executives and their contributions to the annual performance and strategic advances of the Company. In this way, the committee believes that our compensation program enables us to balance the relationship between compensation and performance in the best interests of the shareholders.
     The compensation committee based its recommendations for 2005 compensation on the substantial growth achieved by the Company in the last two years across a broad range of performance scales. The committee considered that during 2004, we increased our production by 77% and our total revenues by 75% over the prior year, while adding 34.7 Bcfe of natural gas equivalents to our estimated proved reserves. To support our growth, we raised $46.5 million in capital during 2004, directly and through sponsored drilling programs, while earning $0.12 per weighted average basic share outstanding for the year. At the time of its deliberations, the committee also considered substantial additional strides already attained by the middle of 2005. These included pending initiatives that ultimately added 9.2 Bcfe to our proved reserves at year end, both through accelerated drilling and strategic acquisitions.
     The committee recommended that the board recognize the contributions by our executive officers with cash bonuses, stock awards and option grants to supplement their base salaries. Although equity based awards provide a means of reducing the Company’s cash compensation expenses and increasing our executives’ proprietary interests in the Company, they also involve adverse tax consequences for our executives. For that reason, the committee recommended greater reliance on cash bonuses in compensation packages for 2005. Our chief executive officer and two other senior officers each received a cash bonus of $275,000 in 2005, along with stock awards totaling 20,000 common shares and five-year options to purchase 150,000 common shares at an exercise price of $7.04 per share, reflecting the market price of our common stock at the time of the grant. Our chief financial officer received a cash bonus of $100,000 in 2005, along with stock awards totaling 14,000 common shares and five-year options to purchase 100,000 common shares at the same exercise price. See “Summary Compensation Table” and “Stock Awards and Options” above.

     The committee believes that the executive compensation policies implemented for 2005 through its recommendations serve the best interests of the Company’s shareholders and the long range goals of the Company.

This report has been approved by the following
members of the compensation committee:	James K. Klyman	Charles L. Cotterell
Stock Ownership and Related Matters
5% Beneficial Owners and Management Ownership
     We are not aware of any beneficial owners of 5% or more of our common shares as of the date of this proxy statement. The following table shows the amount of our common stock beneficially owned as of April 13, 2006 by each of our directors and named executive officers and by the directors and named executive officers as a group. Each of our directors and named executive officers listed below has an address c/o NGAS Resources, Inc., 120 Prosperous Place, Suite 201, Lexington, KY 40509.

	Common Stock
	Beneficially		Percentage
	Owned		of Class
William S. Daugherty	794,807	(1)	3.67%
William G. Barr III	232,356	(2)	1.08
D. Michael Wallen	300,807	(2)	1.40
Michael P. Windisch	175,000	(3)	0.81
Charles L. Cotterell	52,500	(4)	0.25
James K. Klyman	14,500	(4)	0.07
Thomas F. Miller	14,000	(5)	0.07
All named executive officers and directors as a group (7 persons)	1,583,970	(6)	7.17%

(1)	Includes 250,000 shares issuable upon the exercise of vested stock options.

(2)	Includes 150,000 shares issuable upon the exercise of vested stock options.

(3)	Includes 132,500 shares issuable upon the exercise of vested stock options.

(4)	Includes 10,000 shares issuable upon the exercise of vested stock options.

(5)	Includes 5,000 shares issuable upon the exercise of vested stock options.

(6)	Includes 707,500 shares issuable upon the exercise of vested stock options.
Security Holders
     As of April 13, 2006, there were 2,909 holders of record of our common stock. We estimate there were approximately 7,500 beneficial owners of our common stock as of that date.
Dividend Policy
     We have never paid cash dividends on our common stock. Our current policy is to retain any future earnings to finance the acquisition and development of additional oil and gas reserves. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend on our operating results, financial condition, capital requirements, restrictions in debt instruments, general business conditions and other factors the board of directors deems relevant.

Common Shares Issuable under Plans or Arrangements
     The following table shows the amount of our common stock issuable as of December 31, 2005 under our equity compensation plans. For purposes of this table, equity compensation plans are broadly defined to include stock award and option plans, individual compensation arrangements and obligations under warrants or options issued in financing transactions and property acquisitions.

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available
	To Be Issued	Weighted Average	for Future Issuance
	Upon Exercise of	Exercise Price of	under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(excluding securities
Plan Category	and Rights	and Rights	reflected in column [a])
Equity Compensation Plans Approved by Shareholders(1)	2,985,000	$4.67	2,645,896

Equity Compensation Plans Not Approved by Shareholders(2)	1,314,383	10.46	—

Total	4,299,383	$6.44	2,645,896

(1)	We have three equity compensation plans approved by our shareholders. Two are stock option plans and the third is a stock award and stock option plan for the benefit of our directors, officers, employees and, in the case of the second and third plans, certain of our consultants and advisors. See “Management — Executive Compensation — Stock Awards and Options.”

(2)	These arrangements consist of warrants outstanding at December 31, 2005 issued to institutional investors and investment bankers in our convertible note and equity financings, unaffiliated consultants in consideration for various services and counterparties in property acquisitions in consideration for their interests in those properties.
Certain Relationships and Related Transactions
     As of December 31, 2005, current and former directors, officers and employees were indebted to the Company in the aggregate amount of $190,316. The following table shows the amount of the indebtedness from our named executive officers.

	Involvement of	Largest Amount	Amount Outstanding at
Name and Principal Position	Issuer or Subsidiary	Outstanding in 2005(1)	at December 31, 2005(1)
William S. Daugherty	Lender	$157,262	$96,798
Chairman, President and CEO

William G. Barr III	Lender	117,024	54,365
Vice President

D. Michael Wallen	Lender	90,659	28,000
Vice President

(1)	Represents interest bearing and non-interest bearing loans for the purchase of interests in drilling programs sponsored by the Company.

Other Matters
     Our board of directors has approved this proxy statement and the accompanying proxy card for solicitation of shareholder approval of the proposals presented in these materials at our 2006 annual meeting. The board knows of no other matters to be presented at the meeting. If any additional matter should be presented properly, it is intended that proxies will be voted in accordance with the discretion of the named proxy holder.
Where You Can Find More Information
     We file annual, quarterly and other reports and information with the SEC. You may request a copy of these filings, in most cases without exhibits, at no cost by writing or telephoning us at our principal executive offices. Our principal and administrative offices are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509. Our telephone number is (859) 263-3948. Printable versions of these reports, along with our code of ethics and board committee charters, are also available on our website at www.NGAS.com.
Shareholder Proposals for 2007 Annual Meeting
     Any proposal that a shareholder wishes to present for consideration at our 2007 annual general meeting must be received by the Company at its principal executive offices no later than March 1, 2007. This date will provide sufficient time for consideration of the proposal for inclusion in our 2007 proxy materials.

Lexington, Kentucky	BY ORDER OF THE BOARD OF DIRECTORS
May [2], 2006

William S. Daugherty
Chairman of the Board, President and Chief Executive Officer

SHAREHOLDER INFORMATION
Annual Meeting Location
700 Standard Life Building
625 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 2T6
Corporate Offices
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
Tel: (859) 263-3948
Fax: (859) 263-4228
Email: ngas@ngas.com
Web: www.ngas.com
Hours: 8 a.m. — 5:30 p.m. (Eastern) Mon. – Fri.
Transfer Agent and Registrar
Pacific Corporate Trust Company
625 Howe Street, 10th Floor
Vancouver, British Columbia
Canada V6C 2T6
Tel: (604) 689-9853
Fax: (604) 689-8144
Email: pacific@pctc.com
Web: www.pctc.com
Hours: 8 a.m. — 4:00 p.m. (Pacific) Mon. – Fri.
Analyst Inquiries
Michael P. Windisch
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
Tel: (859) 263-3948
Fax: (859) 263-4228
Email: ngas@ngas.com
Common Stock Listing
Nasdaq National Market
Trading Symbol: NGAS
Newspaper Listing: NGAS
Registered and Records Office
Maitland & Company
700 Standard Life Building
625 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 2T6
Tel: (604) 681-7474
Fax: (604) 681-3896
Canadian Counsel
Ronald Paton, Barrister & Solicitor
Maitland & Company
700 Standard Life Building
625 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 2T6
Tel: (604) 681-7474
Fax: (604) 681-3896
U.S. Counsel
Stahl & Zelmanovitz
767 Third Avenue, 14th Floor
New York, New York 10017
Tel: (212) 826-6363
Fax: (212) 826-6402
Shareholder Inquiries
Shareholder Administration
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509 USA
Tel: (859) 263-3948
Fax: (859) 263-4228
Email: ngas@ngas.com
Web: www.ngas.com

FORM OF PROXY CARD
Front:

NGAS RESOURCES, INC.
(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
Proxy for the Annual General Meeting of Shareholders at 2:00 p.m.
(Vancouver, British Columbia time) on June 29, 2006, at
625 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 2T6
The undersigned hereby appoints and directs William S. Daugherty (or, alternatively, the following nominee of the undersigned:                     ) as proxy holder to vote the common shares held by the undersigned in NGAS Resources at its 2006 annual general meeting, and any adjournment, on the matters set forth below, as follows:

1.	Fixing the size of the board of directors at four:
	9 FOR	9 AGAINST		9 ABSTAIN

2.	Election of directors: Charles C. Cotterell, William S. Daugherty, James K. Klyman and Thomas F. Miller
	9 FOR ALL NOMINEES		WITHHOLD	9 vote
9 FOR ALL NOMINEES, except the following:

3.	Approval of common share issuance under convertible notes:
	9 FOR	9 AGAINST		9 ABSTAIN

4.	Ratification of Hall, Kistler & Company, LLP as independent auditors for 2006
	9 FOR		WITHHOLD	9 vote
This Proxy will be voted as specified. If no specification is made, it will be voted FOR the proposals and at the discretion of the proxy holder if any other business is properly brought before the meeting.

Back:

A Proxy will not be valid unless it is dated, duly executed and delivered to the office of Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 2T6, not less than 48 hours (excluding weekends and holidays) before the date of the meeting. Any Proxy previously given by the undersigned for the meeting is hereby revoked. Receipt of the Notice of Annual General Meeting and accompanying Proxy Statement for the meeting is hereby acknowledged.
Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

DATED:	, 2006

SIGNATURE

Print Name (and title, if required)
(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)